EXHIBIT 1 (II) UNDER FORM N-1A
                                           EXHIBIT 3 (A) UNDER ITEM 601/REG. S-K

                            COURT STREET FUNDS, INC.

                          ARTICLES OF AMENDMENT NO. 2

     COURT STREET FUNDS, INC., a Maryland corporation having its principal offices in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies:

     FIRST: The Amended Articles of Incorporation are hereby amended by striking Article FIRST and inserting the following in its place:

          "FIRST:   The name of the corporation is Marketvest
                 Funds, Inc. ("Corporation")."

     SECOND: The Amended Articles of Incorporation are hereby amended by striking Article FOURTH and inserting the following in its place:

          "FOURTH:  (a)  The Corporation is authorized to issue five
               billion (5,000,000,000) shares of common               stock,
          par value $.0001 per share.  The                  aggregate par
          value of all shares which the                Corporation is
          authorized to issue is Five             Hundred Thousand ($500,000).
          Subject to               the following paragraph, the authorized
                         shares are classified as one billion
               (1,000,000,000) shares of the Marketvest
               Equity Fund, one billion (1,000,000,000)
               shares of the Marketvest Intermediate                  U.S.
          Government Bond Fund, and one billion             (1,000,000,000)
          shares of the Marketvest                Short-Term Bond Fund.  The
          remaining two            billion (2,000,000,000) shares shall remain
                         unclassified until action is taken by the
                    Board of Directors pursuant to the following
               paragraph."

     THIRD: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation and such amendment is limited to a change expressly permitted by Section 2-605 of subtitle 6 of title 2 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end Company under the Investment Company Act of 1940, as amended.


     FOURTH: The foregoing amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof.

     IN WITNESS WHEREOF, Court Street Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on December 4, 1995.

     The undersigned, Jeffrey W. Sterling, Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:                       COURT STREET FUNDS, INC.



/s/ Victor R. Siclari                   By /s/  Jeffrey W. Sterling
Victor R. Siclari               Jeffrey W. Sterling